EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE FOR ADDITIONAL INFORMATION CONTACT: Thomas A. H. White Vice President, Investor Relations 423.755.8996 Linnea R. Olsen Director, Corporate Relations 207.575.4452

UnumProvident Prices Combined Offering of $1 Billion

Common Stock and Mandatory Units

Chattanooga, Tenn. – May 1, 2003 – UnumProvident Corporation (NYSE: UNM) announced today that it has priced its offering of $500 million of common stock and $500 million of Mandatory Units. The offering included 45,980,000 common shares priced at $10.875 per share, and 20 million Units ($25 per Unit). The Units offer a coupon of 8.25 percent and offer an approximate conversion price of $13.27 (a 22 percent premium to the sale price of the common stock). The delivery of the shares and the Units is expected to take place on May 7, 2003.

The net proceeds of the offering will be used to reduce inter-company loans and increase the capitalization of the Company’s insurance subsidiaries.

Goldman, Sachs & Co., Banc of America Securities LLC, and Morgan Stanley were the joint lead managers of the offering. Goldman, Sachs & Co. acted as book runner for both offerings. Deutsche Bank Securities, Merrill Lynch & Co. and SunTrust Robinson Humphrey acted as co-managers in each offering.

“This combined offering was the principal component of our restructuring plan to re-establish a strong financial platform,” said Tom Watjen, President and Chief Executive Officer. “We are pleased that both offerings were oversubscribed, and that the process was completed well within our expected time frame. Our focus now is on executing our business plan with greater precision and consistency, and working to restore investor confidence.”

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident’s primary operations are in the United States, Canada and the U.K.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, and negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

A copy of the prospectus may be obtained from the Corporate Secretary of the Company at 1 Fountain Square, Chattanooga, Tennessee, 37402.

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